Exhibit 10.29

CONFIDENTIAL TREATMENT REQUESTED UNDER

C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406.

[*****] INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

AMENDED AND RESTATED

MODTM 5 COMPUTERIZED PROCESS CONTROL SOFTWARE AGREEMENT

LICENSES AND SERVICES

BETWEEN

ROFAN SERVICES INC.

AND

STYRON LLC

DATED AS OF JUNE 17, 2010

-i-

TABLE OF CONTENTS

(CONTINUED)

Page

ARTICLE 33.		SPECIFIC PERFORMANCE	28

APPENDIX A	¬	LIST OF DEFINED TERMS

APPENDIX B	¬	SERVICE TERMS

APPENDIX C	¬	SAMPLE GENERAL SERVICE ORDER

APPENDIX D	¬	MODTM 5 RECOVERY AND REDEPLOYMENT PROGRAM SCHEDULE 1 - MODTM 5 SOFTWARE LICENSE CHARGES, EXTENDED TERM LICENSE CHARGES AND SERVICE CHARGES

SCHEDULE 2	¬	PRODUCERTM LICENSE CHARGES AND SERVICE CHARGES SCHEDULE 3 - MODTM 5 SYSTEMS COMPONENTS

-ii-

AMENDED AND RESTATED MODTM 5 COMPUTERIZED PROCESS CONTROL SOFTWARE AGREEMENT

LICENSES AND SERVICES

This AMENDED AND RESTATED MODTM 5 COMPUTERIZED PROCESS CONTROL SOFTWARE AGREEMENT, effective as of the Effective Date, is made and entered into by and between ROFAN SERVICES INC., a Delaware corporation (hereinafter “Licensor”), and STYRON LLC, a limited liability company organized and existing under the laws of Delaware, having an office at Michigan Division, 1604 Building, Midland, Michigan 48667, USA (hereinafter “Licensee”).

WITNESSETH:

WHEREAS, STY Acquisition Corp. (“Purchaser”), The Dow Chemical Company (“TDCC”) and the Styron Holdcos (as hereinafter defined) have entered into a Sale and Purchase Agreement dated as of March 2, 2010 (“Sale and Purchase Agreement” or “SPA”), pursuant to which TDCC has agreed to sell, and Purchaser has agreed to purchase, the Styron Equity Interests (as defined in the SPA);

WHEREAS, TDCC has transferred and contributed, or caused to be transferred and contributed, to Licensee certain facilities and assets located in Australia, Brazil, Germany, Finland, Taiwan, Italy, Indonesia, Sweden, the Netherlands, Belgium, China, Korea, Saudi Arabia and the United States (“Facilities”);

WHEREAS, the transferred assets include the MODTM 5 Hardware (as hereinafter defined) associated with the MODTM 5 Systems (as hereinafter defined);

WHEREAS, the Licensed Software (as hereinafter defined) does not constitute a part of the assets being transferred to Licensee;

WHEREAS, the SPA does not convey a license (or lease) for Licensee to use the Licensed Software under the proprietary rights owned by TDCC and/or Licensor relating to the same;

WHEREAS, Licensor is an Affiliate (as hereinafter defined) of TDCC having responsibility for licensing and providing support services (directly or through its designees) for the Licensed Software to third parties for operations in North America, Europe, Asia Pacific and South America;

WHEREAS, Licensee will be the operator of the Facilities and desires to obtain from Licensor a limited license to use the Licensed Software in the operation of the Facilities and in connection with the Styron Business (as hereinafter defined) under the terms and conditions set forth herein, and Licensor is willing to grant said limited license to Licensee under the terms and conditions set forth herein;

WHEREAS, such limited license provided by Licensor hereunder will not permit Licensee to access source code, make modifications to the Licensed Software other than Application Programs (as hereinafter defined) or remove the Licensed Software from the Facilities;

WHEREAS, Licensee additionally desires to obtain support services from Licensor related to the support and maintenance of the Licensed Software at the same level as provided as of the Effective Date to the Facilities under the terms and conditions set forth herein, and Licensor is willing to provide such services to Licensee under the terms and conditions set forth herein; and

WHEREAS, the Parties entered into a MODTM 5 Computerized Process Control Software Agreement on April 1, 2010 (“Previous Agreement”), and now desire to amend and restate such Previous Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement, and intending to be legally bound hereby, Licensor and Licensee shall and do hereby agree as follows:

ARTICLE 1.	DEFINITIONS

SECTION 1.1 Capitalized terms used in this Agreement, unless defined elsewhere herein, shall have the meanings ascribed to them in the attached APPENDIX A, “List of Defined Terms,” and as follows:

(a)	“Acquired Reactors” means the reactors and reactor chains transferred or required to be transferred to Licensee under the SPA.

(b)	“Action” means any claim, charge, complaint, action, suit, arbitration, inquiry, proceeding, injunction, demand, litigation, citation, summons, subpoena or investigation of any nature, whether at law or in equity, by or before any Governmental Authority.

(c)	“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that no member of the Styron Group shall be regarded as an Affiliate of Licensor or TDCC, or of any of their Affiliates, or vice versa. “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities or as trustee, personal representative or executor or otherwise.

(d)	“Agreement” means this Amended and Restated MODTM 5 Computerized Process Control Software Agreement, including all appendices, exhibits and schedules hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

(e)	“Claim” means any right, demand, claim, Action and cause of action, assertion, notice of claim or assertion, complaint, litigation, suit, proceeding, formal investigation, inquiry, audit or review of any nature, civil, criminal, regulatory, administrative or otherwise, or any grievance or arbitration.

(f)	“Confidentiality Provisions” has the meaning given in SECTION 8.1.

(g)	“Contract Year” means, for the initial Contract Year, from the Effective Date through December 31, 2010, and then from January 1st through December 31st of subsequent years.

(h)	“Damages” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise.

(i)	“Designee” means any Person that is party to or otherwise bound by terms of secrecy and confidentiality at least as stringent as the terms and limitations of the Umbrella Secrecy Agreement.

(j)	“Direct Competitor” means any large global chemical manufacturer with revenues greater than $10 billion per year or a top four producer (based on revenue) of one of TDCC’s top six product lines (based on revenue) on a global basis. To the extent TDCC transfers assets into a joint venture, TDCC’s percentage of ownership of the joint venture will apply to this definition.

(k)	“Dow” means TDCC and its Subsidiaries, or any of them, as the context requires.

(1)

“Dow Exclusive Products” means any products or categories of products that are expressly identified in items 19 through 23, 26 through 28, 35 through 37 and 39 through 41 of Schedule 1.01(e) of the SPA as Excluded Assets; provided however, that: (a) for the sake of clarity, with respect to products and categories of products described in item 20, “Dow Exclusive Products” shall not include any products or categories of products identified in item 20 that were sold by Dow in connection with the conduct of the Styron Business prior to the Effective Date separate and apart from the products of Rohm and Haas Company or its Subsidiaries, (b) with respect to the “extruded foam feedstock grades of poly(styrene-acrylonitrile)” identified in item 39, only such products that contain between [****]% and [****]% acrylonitrile shall be included in “Dow Exclusive Products,” and (c) for the sake of clarity, “Dow Exclusive Products” shall not include any products or categories of products identified in item 41 as an Excluded Asset to the extent such products or categories of products are sold into the coated paper, paperboard or carpet markets.

(m)	“Effective Date” means the Closing Date as defined in the SPA.

(n)	“Facilities” has the meaning set forth in the recitals to this Agreement and as more fully described and referred to in the attached SCHEDULES 1, 2 and 3.

(o)	“General Service Order” means a work plan describing the general nature of the work, the deliverables, personnel requirements and timetables for a specific project undertaken pursuant to this Agreement, substantially in the form of APPENDIX C or other form mutually acceptable to the Parties, as approved by the General Service Coordinators for the Parties. Upon execution of a General Service Order, each General Service Order shall be successively incorporated herein by reference.

(p)	“General Service Coordinator” means the individual named by a Party to act as the primary contact person for Services provided or received under this Agreement, designated in accordance with SECTION 17.2.

(q)	“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction, whether foreign or domestic.

(r)	“Indemnified Claim” has the meaning provided in SECTION 13.3.

(s)	“Indemnified Party” has the meaning provided in SECTION 13.3.

(t)	“Indemnifying Party” has the meaning provided in SECTION 13.3.

(u)	“In-Scope Products” means SB Latex Products, synthetic rubber, polystyrene, poly (styrene-acrylonitrile), acrylonitrile-butadiene styrene resins (ABS), expandable polystyrene, styrene catalyst, styrene monomer, polycarbonate and blended or compounded products prepared from styrenic resins, polycarbonate resins or polypropylene resins.

(v)

“Intellectual Property” means (a) patents and pending patent applications; (b) trademarks, service marks, trade names and trade dress, together with the goodwill associated therewith; (c) copyrights, including copyrights in computer software; (d) confidential and proprietary information, including trade secrets and know-how; (e)

database rights; (f) design rights; (g) Internet domain names; (h) all other intellectual property rights subsisting now or in the future, anywhere in the world; and (i) issuances, registrations, right to register and pending applications for registration of or patents for any of the foregoing.

(w)	“Law” means any federal, national, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

(x)	“Licensed Software” means the MODTM 5 Software and PRODUCERTM and any adaptations, modifications and developments thereto, including any made by or for Licensee with Licensor’s permission under SECTION 6.1.

(y)	“MODTM 5 Hardware” means a user-defined hardware configuration designed to implement the MODTM 5 Can Software which comprises MODTM 5 Cans, MODTM 5 Computers, and Interface Processors. MODTM 5 Hardware further comprises the Licensor specified hardware (excluding Firmware) resident within the MODTM 5 Computer which is used in the linking of the MODTM 5 Computer to at least one Interface Processor, where the capitalized terms used in this definition are further defined in APPENDIX A.

(z)	“MODTM 5 Software” means (1) MODTM 5 Can Software, (2) MODTM 5 Remote Software, (3) MODTM 5 Operator Workstation Software, (3) Licensor supplied software and Firmware in affiliated Interface Processors, (4) SERIALGRAPHICSTM Software, and (5) GPI, that is based on specially designed, direct digital control, redundant computer technology to provide process control and process operation information for execution on MODTM 5 Hardware, where the capitalized terms used in this definition are further defined in APPENDIX A.

(aa)	“MODTM 5 System” means a specific implementation of MODTM 5 Hardware and MODTM 5 Software in the Facilities.

(bb)	“Party” means either Licensor or Licensee; and “Parties” means both Licensor and Licensee.

(cc)	“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under SECTION 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(dd)	“Previous Agreement” has the meaning set forth in the recitals.

(ee)	“PRODUCERTM” is an advanced program application, developed by TDCC, that automates manual manufacturing processes and tracks and reports actual production and process data.

(ff)	“Sales Taxes” means all sales, use, value added, ad valorem, gross receipts, gross margin, goods and services tax, excise or similar Taxes (including “in lieu” of Taxes), however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Authority.

(gg)	“SB Latex Products” means styrene-butadiene latexes, styrene-acrylate latexes, modified styrene-butadiene latexes and vinylidene-butadiene latexes sold by Dow into the following markets: (a) coated paper; (b) coated paperboard; (c) carpet; and (d) performance latex.

(hh)	“Services” means the services described in APPENDIX B.

(ii)	“Service Charges” means the service charges described in APPENDIX B.

(jj)	“Service Terms” means the service terms described in APPENDIX B.

(kk)	“SPA” has the meaning set forth in the recitals.

(ll)	“Styron Business” means the research, development, manufacture, distribution, marketing and sale of the Styron Products as conducted by Dow prior to or as of the Effective Date, but not including any of the Dow Exclusive Products.

(mm)	“Styron Group” means the Styron Holdcos and their Subsidiaries.

(nn)	“Styron Holdcos” means Licensee and Styron Holding B.V., a limited liability company (besloten vennootschap) incorporated in the Netherlands.

(oo)	“Styron Products” means

(i)	In-Scope Products; and

(ii)	any and all products produced or processed in any of the Acquired Reactors during the [****] ([****]) year period preceding the Effective Date, including without limitation styrene-butadiene latexes, modified styrene-butadiene latexes, styrene-acrylate latexes, modified styrene-acrylate latexes, methyl methacrylate butadiene latexes, styrene latexes, vinylidene chloride-butadiene latexes, vinylidene chloride-styrene-butadiene latexes and modified acrylate latexes;

excluding any Dow Exclusive Product. For the avoidance of doubt, the Parties acknowledge that “Styron Products” in this Agreement encompasses both the pure material as made and any composition or formulation prepared for ordinary sale or further use of the material, such as with additives, stabilizers, plasticizers and solvents.

(pp)	“Subsidiary” of any Person means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is controlled by such Person; provided, however, that members of the Styron Group shall not be regarded as Subsidiaries of Dow.

(qq)	“Taxes” means all taxes, charges, fees or duties of any kind, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income or profits taxes, capital taxes, withholding taxes, payroll and employee withholding taxes, employment insurance, social insurance taxes, Sales Taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, energy taxes, transfer taxes (including land transfer taxes), workers’ compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

(rr)	“Third-Party Claim” means a Claim asserted or instituted in writing by any person or entity other than the Parties or their Affiliates that could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement.

(ss)	“Umbrella Secrecy Agreement” means the Umbrella Secrecy Agreement between TDCC and the Styron Holdcos dated as of the date hereof.

ARTICLE 2.	ATTACHMENTS

Licensor and Licensee hereby agree that this Agreement, as of the date hereof, consists in its entirety of this executed covering document and the following attachments:

APPENDIX A - List of Defined Terms used to define MODTM 5 Software and MODTM 5 Hardware

APPENDIX B - Service Terms (includes “Table of Support and Maintenance Services”)

APPENDIX C - Sample General Service Order

APPENDIX D - MODTM 5 Recovery and Redeployment Program

SCHEDULE 1 - MODTM 5 Software License Charges, Extended Term License Charges and Service Charges

SCHEDULE 2 - PRODUCERTM License Charges and Service Charges

SCHEDULE 3 - MODTM 5 Systems Components

ARTICLE 3.	LICENSE

Licensor hereby grants, and shall cause each of its Affiliates (as applicable) to grant, to Licensee a non-exclusive, non-transferable (except as set forth in ARTICLE 22) license, including the right to sub-license to Licensee’s Affiliates, to (i) use, display and perform in accordance with the terms and conditions of this Agreement, the Licensed Software to integrally generate, transmit and manage process control at the Facilities, and (ii) use, display, perform, adapt, modify and develop the Application Programs at the Facilities, in each case of (i) and (ii), using the MODTM 5 Hardware that is resident in the Facilities as of the Effective Date and transferred to a member of the Styron Group pursuant to the SPA. Licensee shall not be entitled to increase the number of units on which the MODTM 5 Systems or PRODUCERTM are installed at any Facility or to use the MODTM 5 Systems or PRODUCERTM at any other facility after the Effective Date. For the avoidance of doubt, nothing in the foregoing sentence shall limit Licensee’s right to make full use of currently-installed unit capabilities and to receive upgrades or replacement parts solely as expressly provided in the Service Terms attached as APPENDIX B. Licensee may only use the MODTM 5 Systems and PRODUCERTM in the Facilities in a substantially similar manner to the manner in which they have been used prior to the Effective Date.

ARTICLE 4.	TERM

SECTION 4.1 From the Effective Date and thereafter, this Agreement amends and supersedes the Previous Agreement in its entirety. The terms of the Previous Agreement govern the rights and obligations of the Parties with respect to the subject matter thereof during the time period from April 1, 2010 until the Effective Date. The terms of this Agreement shall govern the rights and obligations of the Parties with respect to the subject matter hereof as of the Effective Date and thereafter.

SECTION 4.2 The term of this Agreement shall commence on the Effective Date hereof and, subject to the provisions herein for accelerated termination, shall continue until December 31, 2016; provided, however, that the license and support for PRODUCERTM shall only continue until [****], unless the Parties agree to extend such license and support as set forth in this SECTION 4.2. After the initial term of this Agreement expires, this Agreement may be extended by Licensee for up to [****] ([****]) additional years (“Extended Term”). Licensee must give written notice of a request for an extension of this Agreement, which notice must be received by Licensor pursuant to SECTION 17.1, no later than [****] with respect to the MODTM 5 Software and Application Programs, and no later than [****] with respect to PRODUCERTM. Upon the timely written request of Licensee as set forth in this SECTION 4.2, (i) this Agreement shall be extended for the Extended Term with respect to the MODTM 5 Software and Application Programs, and (ii) the Parties shall discuss in good faith reasonable and non-discriminatory terms for any extension of this Agreement with respect to

PRODUCERTM; provided, however, that this Agreement shall not be so extended unless the Parties mutually agree upon such terms with respect to PRODUCERTM, such agreement not to be unreasonably withheld, conditioned or delayed. In any event, Licensor shall provide to Licensee, as may be reasonably requested by Licensee, a list of Licensor’s preferred vendors with respect to a comparable or better substitute for PRODUCERTM, including any vendors from which any Dow entity plans to license or acquire any software or applications to replace PRODUCERTM

ARTICLE 5.	PAYMENT TERMS

SECTION 5.1 The initial annual license charges as set forth in SCHEDULE 1 and SCHEDULE 2 for the license of MODTM 5 Software and PRODUCERTM, respectively, shall be due and payable within [****] ([****]) days of the Effective Date of this Agreement.

SECTION 5.2 Subsequent annual license charges for the initial term of this Agreement (without any term extensions), beginning January 1, 2011, for the license of MODTM 5 Software and PRODUCERTM shall be payable by Licensee to Licensor during the term of this Agreement in the amounts specified on SCHEDULE 1 and SCHEDULE 2, respectively, or, if there are fewer numbers of systems or installations in use by Licensee at the beginning of a Contract Year, Licensee shall only be responsible for making proportionately lower payments based on such numbers. These annual license charges shall be due on the first day of each Contract Year hereunder and shall be paid within [****] ([****]) days of the due date. Licensee shall reasonably cooperate with Licensor to provide an accurate inventory of MODTM 5 Cans, MODTM 5 Remotes, MODTM 5 Operator Workstations, and the number of installations of GPI and PRODUCERTM (if applicable) in service necessary to compute the annual license charges due for any Contract Year under this Agreement. Licensor will provide supplements to SCHEDULES 1 and 2, as necessary, to Licensee.

SECTION 5.3 During the Extended Term, Licensee shall pay to Licensor an annual license charge for the license of MODTM 5 Software and PRODUCERTM (if applicable) in an amount comparable to Licensor’s customary and established licensing fees and practices. Such annual license charges for the Extended Term shall be adjusted annually as determined by the actual number of MODTM 5 Systems and PRODUCERTM installations (if applicable) in use as required in SECTION 5.2 and shall be negotiated by the Parties in a good faith, non discriminatory manner. This charge shall be due on the first day of each Contract Year in the Extended Term and shall be paid within [****] ([****]) days of the due date.

SECTION 5.4 In addition to the annual license charges, Licensee shall pay to Licensor the quarterly Service Charges set forth in the Service Terms for support services provided by Licensor (or its Designee as provided herein) to Licensee, as described in APPENDIX B and SCHEDULES 1 and 2 hereunder. Licensee shall cooperate with Licensor to provide an accurate inventory of MODTM 5 Cans, MODTM 5 Remotes, MODTM 5 Operator Workstations, and the number of installations of GPI and PRODUCERTM (if applicable) in service necessary to compute the Service Charges due for any Contract Year under this Agreement and shall notify Licensor no later than [****] of the prior Contract Year of any changes in inventory.

SECTION 5.5 Licensee shall not be entitled to any refund or prorated refund of annual license charges (including for the Extended Term), quarterly Service Charges or any additional fees and charges made under this Article 5.

SECTION 5.6 Licensee shall pay, and hold Licensor harmless against, all Taxes that are imposed by any taxing authority and which are levied or based on or in connection with the license or the provision of the Services, other than income, franchise or margin Taxes measured by Licensor’s net income or margin and other than any gross receipts or other privilege Taxes imposed on Licensor. Except as set forth above, Licensee shall be solely responsible for all Taxes and the Taxes are in addition to and do not reduce and shall not be deducted from the payment under the Agreement.

ARTICLE 6.	POSSESSION AND USE TERMS

SECTION 6.1 Except as set forth in ARTICLE 22, all Licensed Software and Application Programs licensed by Licensor hereunder will be kept by Licensee in its or its sublicensees’ possession and control, will only be used for the Styron Business and at all times be located at the Facilities. Licensee shall not copy or modify Licensed Software without the express written approval of Licensor.

SECTION 6.2 Licensee shall enjoy all rights of possession and use of Licensed Software and Application Programs licensed hereunder, except that technical access to the MODTM 5 Systems or PRODUCERTM for purposes of maintenance and upgrades, including adaptations in Application Programs, shall be limited to Licensee’s employees, and to third parties pre-approved by Licensor in writing.

SECTION 6.3 Licensee shall make any permitted adaptations, modifications or developments to Application Programs pursuant to ARTICLE 3 and this Article 6 at Licensee’s sole cost and expense.

ARTICLE 7.	OWNERSHIP

All Licensed Software and Application Programs licensed hereunder, including any modifications, if any, made by or for Licensee with Licensor’s permission under SECTION 6.1, shall be considered the sole personal property of Licensor or Licensor’s grantor and, subject to Licensee’s reasonable operating, safety and secrecy requirements, Licensee shall permit Licensor or Licensor’s Designee reasonable access to the Facilities at any time during normal business hours in a time and manner that is reasonable to minimize expense and disruption to both Parties after termination of this Agreement to permit removal of the same. Licensee hereby assigns to Licensor all right, title and interest in and to such modifications to the Licensed Software and

Application Programs, which modifications shall automatically be deemed part of the Licensed Software and Application Programs licensed to Licensee hereunder, and, other than the license granted by Licensor to Licensee hereunder, undertakes that it shall not make any claim worldwide of proprietorship or any other right or interest in relation to any such modifications. Other than the license granted by Licensor to Licensee hereunder, Licensee acknowledges and agrees that it has no property rights in the Licensed Software or Application Programs licensed hereunder. Licensee will keep and maintain the Licensed Software free and clear of all liens, charges and encumbrances.

ARTICLE 8.	CONFIDENTIALITY AND EXPORT CONTROL

SECTION 8.1 The Parties hereto acknowledge and agree that (a) SECTIONS 1 - 5 and SECTION 6.6 of the Umbrella Secrecy Agreement (the “Confidentiality Provisions”) are hereby incorporated into this Agreement, and shall apply to the transactions contemplated by this Agreement, mutatis mutandis; and (b) each of the Parties hereto shall be bound by the Confidentiality Provisions in the same manner as if each such Party hereto were a party to the Umbrella Secrecy Agreement. Confidential Information of Licensor within the meaning of the Umbrella Secrecy Agreement includes, but is not limited to, non-public information relating to the Licensed Software and other programs and applications licensed hereunder, and instructions, support, training and guidance provided by Licensor hereunder.

SECTION 8.2 Except for Confidential Information for which a continuing license is granted to the Receiving Party under this Agreement, upon written request by the Disclosing Party, all of the Disclosing Party’s Confidential Information in whatever form shall be returned to the Disclosing Party upon termination of this Agreement, without retaining copies thereof except that one copy of all such Confidential Information may be retained by the Receiving Party’s legal department solely for the purpose of policing this Agreement (each defined term used in this SECTION 8.2 that is not defined herein shall have the meaning ascribed to it in the Umbrella Secrecy Agreement).

SECTION 8.3 Licensee shall adhere to the U.S. Export Administration Laws and Regulations and any similar foreign Laws and shall not export or re-export, directly or indirectly, any Licensed Software or MODTM 5 Hardware, or any technical data received from Licensor or the direct products of such technical data in violation of such Laws unless proper authorization of the applicable Governmental Authority and the written consent of Licensor have previously been obtained. No law of conflicts or choice of law shall supersede this provision. The provisions of this SECTION 8.3 shall survive in perpetuity.

ARTICLE 9.	RESERVED

ARTICLE 10.	10. FORCE MAJEURE

SECTION 10.1 “Force Majeure Event” means any event beyond the reasonable control of the Party affected that significantly and directly interferes with the performance by such Party of its obligations under this Agreement, including acts of God, strikes, lockouts or industrial disputes or disturbances, civil disturbances or restraint from rulers or people, interruptions by government or court orders, present and future valid orders of any regulatory body having proper jurisdiction (other than any such interruption arising from the failure by the Party claiming force majeure to comply with any applicable regulation or to obtain and comply with any required permit), acts of the public enemy, wars, riots, blockades, insurrections, inability to secure labor, or secure materials (including inability to secure materials by reason of allocations, voluntary or involuntary, promulgated by authorized governmental agencies), epidemics, landslides, lightning, earthquakes, fire, storm, floods, washouts or explosions.

SECTION 10.2 If a Force Majeure Event is claimed by either Party, the Party making such claim shall orally notify the other Party as soon as reasonably possible after the occurrence of such Force Majeure Event and, in addition, shall provide the other Party with written notice of such Force Majeure Event within [****] ([****]) days after the occurrence of such Force Majeure Event.

SECTION 10.3 Except for a Party’s obligations to make payments hereunder (including, but not limited to, those obligations of Article 5 hereof), neither Party hereto will be liable for any nonperformance or delay in performance of the terms of this Agreement when such failure is due to a Force Majeure Event. If either Party relies on the occurrence of a Force Majeure Event as a basis for being excused from performance of its obligations hereunder, such Party relying on the Force Majeure Event shall (i) provide an estimate of the expected duration of the Force Majeure Event and its probable impact on performance of such Party’s obligations hereunder and (ii) provide prompt notice to the other Party of the cessation of the Force Majeure Event.

SECTION 10.4 Upon the occurrence of a Force Majeure Event, the same will, so far as possible, be remedied as expeditiously as possible using commercially reasonable efforts. It is understood and agreed that nothing in this SECTION 10.4 shall require the settlement of strikes, lockouts or industrial disputes or disturbances by acceding to the demands of any opposing party therein when such course is inadvisable in the discretion of the Party having the difficulty.

ARTICLE 11.	COPIES

Licensed Software may only be copied, in whole or part, with proper inclusion of Licensor’s copyright notice (as it appears on such Licensed Software) and any other proprietary notice reasonably required by Licensor, as necessary and incidental to the use of such software for archival and backup purposes or to replace a worn or defective copy. All such copies shall be subject to the terms and conditions of this Agreement and shall be kept and used at the Facilities.

ARTICLE 12.	REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

SECTION 12.1 Licensor represents and warrants that, to Licensor’s knowledge, the Licensed Software, MODTM 5 Systems and the Application Programs existing as of the Effective Date will not infringe or misappropriate any Intellectual Property of any third party, and that Licensor has the right to grant the rights and/or licenses granted to Licensee in this Agreement.

SECTION 12.2 THE EXPRESSED WARRANTIES HEREIN CONTAINED ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTY OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, LICENSOR MAKES NO WARRANTIES WHATSOEVER THAT THE LICENSED SOFTWARE OR MODTM 5 SYSTEMS WILL OPERATE WITHOUT INTERRUPTION OR FACILITY STOPPAGE.

SECTION 12.3 Except as set forth in SECTION 12.1 and this SECTION 12.3, Licensee acknowledges that all warranties for Licensed Software located at the Facilities have expired; that this new Agreement does not re-start any warranty provisions; and that Licensor is no longer obligated to warrant malfunctioning equipment under this Agreement unless expressly covered by one or more other terms of the Agreement. Licensor warrants that Licensed Software and Application Programs as delivered and for a period ending [****] ([****]) months after the Effective Date will operate for the purpose of integrally generating, transmitting and managing process control at the Facilities in substantially the same manner as Licensor’s Affiliate operated the Facilities prior to or as of the Effective Date. For the avoidance of doubt, Licensee’s adaptations, modifications and developments to the Application Programs after the Effective Date are not covered by the foregoing warranties. As Licensee’s sole remedy for any breach of these warranties, Licensor will repair, replace or provide reasonably complete and accurate instructions for Licensee to repair or replace (at Licensor’s cost) malfunctioning components of Licensed Software and Application Programs promptly on receiving notice thereof from Licensee. For the avoidance of doubt, during the term of this Agreement, Quarterly Service Charges that become due and owing under this Agreement must still be paid to Licensor regardless of any breach of these warranties, and other Service Charges that become due and owing under this Agreement for Services provided to Licensee must also be paid to Licensor solely to the extent such Services are not attributable to any breach of these warranties. Licensee shall promptly, upon discovery, notify Licensor of any alleged malfunction which may exist. Licensor’s disclaimer under SECTION 12.2 (last sentence) shall not be construed to limit Licensor’s obligations to provide instructions, adjustments, or replacement of malfunctioning components of Licensed Software as specified in this SECTION 12.3.

ARTICLE 13.	INDEMNITY

SECTION 13.1 Licensee agrees to indemnify, hold harmless and defend Licensor and its Affiliates and their respective directors, officers and employees (the “Licensor Parties”) from and against any and all Damages due to a Third-Party Claim that arises out of or relates to the causes set forth below to the extent arising out of or relating to this Agreement; provided, however, that to the extent and in the proportion such Damages also arise out of or relate to the gross negligence or willful misconduct of Licensor, then Licensee’s indemnity under this SECTION 13.1 shall not apply:

(a)	any loss or damage to any property, facilities or other assets of any of the Licensee Parties;

(b)	any sickness, disease, death or personal injury to any of the officers, directors or employees of the Licensee Parties;

(c)	any Damages due to a Third-Party Claim related to (A) payment or failure to pay any salary, wages, pensions, benefits or other compensation due and owing to any personnel of Licensee and (B) with respect to any personnel of Licensee, violation of any Laws protecting persons or members of protected classes or categories, including Laws prohibiting discrimination or harassment on the basis of a protected characteristic; and

(d)	any Third-Party Claim arising out of:

(i)	Licensee’s breach of its obligations under Article 8 with respect to Licensor’s Confidential Information;

(ii)	Licensee’s breach of its obligations under Article 3 with respect to Licensee’s license granted thereunder; or

(iii)	Taxes, together with interest and penalties, that are the responsibility of Licensee under SECTION 5.6.

SECTION 13.2 Licensor agrees to indemnify, hold harmless and defend Licensee and its Affiliates and their respective directors, officers and employees (the “Licensee Parties”), from and against any and all Damages due to a Third-Party Claim that arises out of or relates to the causes set forth below to the extent arising out of or relating to this Agreement; provided, however, that to the extent and in the proportion such Damages also arise out of or relate to the gross negligence or willful misconduct of Licensee, then Licensor’s indemnity under this SECTION 13.2 shall not apply:

(a)	any loss or damage to any property, facilities or other assets of any of the Licensor Parties;

(b)	any sickness, disease, death or personal injury to any of the officers, directors or employees of the Licensor Parties;

(c)	any Damages due to a Third-Party Claim related to (A) payment or failure to pay any salary, wages, pensions, benefits or other compensation due and owing to any personnel of Licensor and (B) with respect to any personnel of Licensor, violation of any Laws protecting persons or members of protected classes or categories, including Laws prohibiting discrimination or harassment on the basis of a protected characteristic;

(d)	any Third-Party Claim arising out of:

(i)	Licensor’s breach of its obligations under Article 8 with respect to Licensee’s Confidential Information;

(ii)	infringement or misappropriation of patent, trade secret, copyright or other proprietary rights in contravention of Licensor’s representations and warranties in SECTION 12.1; or

(iii)	Taxes, together with interest and penalties, that are the responsibility of Licensor under SECTION 5.6; and

(e)	any Damages due to a Third-Party Claim by Licensor’s Affiliate or subcontractor asserting rights under this Agreement or any entity to which Licensor assigned, transferred,. pledged, hypothecated or otherwise encumbered its rights to receive payments from Licensee.

SECTION 13.3 The Party or Parties making a Claim for indemnification under this Article 13 shall be, for the purposes of this Agreement, referred to as the “Indemnified Party” and the Party or Parties against whom such Claims are asserted under this Article 13 shall be, for the purposes of this Agreement, referred to as the “Indemnifying Party.” All Claims by any Indemnified Party under this Article 13 shall be asserted and resolved as follows:

(a)	an Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within [****] ([****]) days of such determination, stating the amount of the Damages, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)

if an Indemnified Party shall receive notice of any Claim against it by any Person or entity other than the Parties or their Affiliates, which may give rise to Damages under this Article 13 (each, an “Indemnified Claim”), within [****] ([****]) days of the receipt of such notice (or within such shorter period as may be required to permit the Indemnifying

Party to respond to any such claim), the Indemnified Party shall give the Indemnifying Party notice of such Indemnified Claim. The Indemnifying Party shall be entitled to assume and control the defense of such Indemnified Claim at its expense and through counsel of its choice if (i) it gives notice of its intention to do so to the Indemnified Party within [****] ([****]) days of the receipt of such notice from the Indemnified Party, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Indemnified Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party assumes all responsibility for the Damages underlying such Indemnified Claim, without any reservations or rights or similar claims, and (iv) the Indemnifying Party conducts the defense of the Indemnified Claim actively and diligently, including the posting of bonds or other security required in connection with the defense of such Indemnified Claim. If the Indemnifying Party elects to undertake any such defense against an Indemnified Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnified Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Indemnified Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Indemnified Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Indemnified Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this SECTION 13.3 because the Indemnifying Party elects not to defend such Indemnified Claim, or fails to notify the Indemnified Party in writing of its election to defend as provided for in this SECTION 13.3, the Indemnified Party may, with the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed) pay, compromise, settle or defend such Indemnified Claim, including settling such claims or proceeding prior to a final judgment thereon or foregoing any appeal with respect thereto; provided, however, the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceedings. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Indemnified Claim (but the fees and expenses of counsel incurred by the Indemnified Party in defending such Indemnified Claim shall nonetheless be considered Damages for purposes of this Agreement) if the Indemnified Claim: (A) seeks an order, injunction, equitable relief or other relief other than money damages against any Indemnified Party that cannot reasonably be separated from any related claim for money damages, (B) seeks money damages which, together with any other Damages reasonably expected in connection therewith, are likely to exceed the aggregate amount the Indemnifying Party would be responsible for under this ARTICLE 13 with respect thereto, (C) involves a Governmental Authority, or (D) relates to or arises in connection with any criminal Action. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Indemnified Claim without the Indemnifying Party’s prior written consent. The Indemnifying Party shall have the right to settle any Indemnified Claim for which it obtains a full release of the Indemnified Party in respect of such Indemnified Claim or to which settlement the Indemnified Party consents in writing, such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 13.4 Limitations on Liability.

(a)	Except for Claims arising out of or relating to the gross negligence or intentional misconduct of Licensor or the willful refusal to provide Services pending a dispute, the total aggregate liability of Licensor for breach of this Agreement shall be limited to the Service Charges actually paid to Licensor during the [****] ([****]) months preceding the last act or omission giving rise to such Claim. If such act or omission occurs during the first [****] ([****]) months of the Agreement, such limit shall be equal to an amount calculated by extrapolating from the Service Charges paid from the Effective Date up to the last act or omission to generate the equivalent of [****] ([****]) months of Service Charges; for example, if the last act or omission arises at the end of month [****] ([****]), then the Service Charges paid to Licensor during the initial [****] ([****]) month period will be [****] to reach the liability limit. Notwithstanding the foregoing, the aggregate liability of Licensor for its indemnity obligations under SECTION 13.2 shall not be limited by this provision.

(b)	Except for Claims arising out of or relating to the gross negligence or intentional misconduct of Licensee or Licensee’s obligation to pay undisputed amounts under this Agreement, the total aggregate liability of Licensee for breach of this Agreement shall be limited to the Service Charges actually paid to Licensor during the [****] ([****]) months preceding the last act or omission giving rise to such Claim. If such act or omission occurs during the first [****] ([****]) months of the Agreement, such limit shall equal an amount calculated by extrapolating from the Service Charges paid from the Effective Date up to the last act or omission to generate the equivalent of [****] ([****]) months of Service Charges; for example, if the last act or omission arises at the end of month [****] ([****]), then the Service Charges paid to Licensor during the initial [****] ([****]) month period will be [****] to reach the liability limit. Notwithstanding the foregoing, the aggregate liability of Licensee for its indemnity obligations under SECTION 13.1 shall not be limited by this provision.

(c)

Each Party shall use its commercially reasonable efforts to mitigate Damages for which it seeks recourse hereunder, provided, that no Indemnified Party or their respective Affiliates shall be required to make any claim against its own insurance for any Damages for which they are entitled to indemnification, provided, further, that the failure of such Party to successfully mitigate such Damages shall not affect such Party’s right to seek recourse with respect to such Damages so long as such Party shall have used its commercially reasonable efforts to mitigate and the Indemnifying Party cannot show that Damages were directly the result of such failure to mitigate.

(d)	Any Damages payable under this ARTICLE 13 shall be calculated after giving effect to (i) any insurance payments actually paid to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification, and if the Indemnified Party or any of its Affiliates receives such insurance payment after receipt of payment from the Indemnifying Party, then the amount of such insurance payment, net of reasonable expenses incurred in obtaining such recovery or insurance, shall be paid to the Indemnifying Party; and (ii) any Tax benefit actually realized by the Indemnified Party or any of its Affiliates arising in connection with the accrual, incurrence or payment of any such Damages during the taxable year of such Damages.

(e)	NO PARTY TO THIS AGREEMENT OR ITS AFFILIATES SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY HERETO OR ITS AFFILIATES FOR ANY INDIRECT, EXEMPLARY, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, LOST PROFITS, LOSS OF WAGES, LOST SALES, BUSINESS INTERRUPTION OR LOST BUSINESS OPPORTUNITIES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE (OR FAILURE TO PERFORM) HEREUNDER, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY HAD BEEN APPRISED OF THE LIKELIHOOD THEREOF. THE LIMITATIONS SET FORTH IN THIS SECTION 13.4(e) SHALL NOT IN ANY WAY LIMIT A PARTY’S INDEMNITY OBLIGATIONS UNDER SECTION 13.1 OR SECTION 13.2, INCLUDING IF THE CLAIM UNDERLYING SUCH INDEMNITY OBLIGATION INCLUDES DAMAGES OF A TYPE OTHERWISE LIMITED BY THIS SECTION 13.4(e).

(f)	Regardless of any other rights under any other agreements or mandatory provisions of Law neither Licensor nor Licensee shall have the right to set-off the amount of any Claim it may have under this Agreement, whether contingent or otherwise, against any amount owed by such Party to the other Party, whether under this Agreement or otherwise.

SECTION 13.5 Neither Party shall have any remedy for Claims arising out of or relating to this Agreement other than (i) the indemnification remedies set forth in SECTION 13.1 and SECTION 13.2 and (ii) Claims for direct Damages resulting from a breach of this Agreement, subject, in the case of both clauses (i) and (ii), to the limitations and exclusions set forth in this Article 13; provided, that: (y) either Party shall have the right to seek specific performance of this Agreement; and (z) a Party shall not have a Claim for direct Damages resulting from a breach of this Agreement with respect to Damages that are specifically addressed in SECTION 13.1 and SECTION 13.2.

SECTION 13.6 Licensor shall cause its insurers to waive their rights of subrogation against Licensee with respect to the indemnification provided by SECTION 13.2(a), SECTION 13.2(b) or SECTION 13.2(c). Likewise, Licensee shall cause its insurers to waive their rights of subrogation against Licensor with respect to the indemnification provided by SECTION 13.1(a), SECTION 13.1(b) or SECTION 13.1(c).

ARTICLE 14.	MAINTENANCE AND SUPPORT TERMS

SECTION 14.1 Licensor agrees to supply, either itself or through a Designee that is reasonably acceptable to Licensee, maintenance and support for the MODTM 5 Systems and PRODUCERTM in accordance with the Service Terms attached as APPENDIX B to reflect the same level of services provided at the Facilities as of the Effective Date, unless otherwise agreed in advance by Licensor and Licensee in writing. Licensor agrees to supply, either itself or through a Designee that is reasonably acceptable to Licensee, support for the Application Programs solely as expressly provided in the Service Terms attached as Appendix B.

SECTION 14.2 Throughout the term of this Agreement, Licensee shall be solely responsible for maintaining the conditions at the Facilities and sites so as to provide an acceptable operating environment for the Licensed Software and MODTM 5 Systems, as referenced in documentation provided by Licensor. Licensee shall be responsible for all supply, support and maintenance, and adjustments of software and equipment not provided by Licensor under the express Scope of Services of SECTION 1 of the Service Terms and for installation of the Licensed Software after the Effective Date. Licensee will install all updates provided by Licensor to maintain the Licensed Software and MODTM 5 Systems in a current and up-to-date condition as recommended by Licensor, Licensor will counsel Licensee, as required pursuant to the Service Terms, to accomplish the foregoing and Licensee shall permit Licensor or Licensor’s Designee reasonable access to the Licensed Software for providing any necessary assistance.

SECTION 14.3 Licensee shall be responsible, at its expense and sole option, for arranging the supply, support and maintenance, and adjustment of the Minicomputer, and the commercially purchased computer(s) or commercially purchased operating system(s) or software shell(s) of the Interface Processor, located at the Facilities; provided, however, that Licensor shall provide to Licensee, as may be reasonably requested by Licensee, a list of Licensor’s preferred vendors with respect to the Minicomputer, including those vendors that any Dow entity utilizes to support its own Minicomputer installations. During the term of this Agreement Licensee will maintain, at its expense, the Minicomputer, and the commercially purchased computer(s) or commercially purchased operating system(s) or software shell(s) of the Interface Processor, located at the Facilities in good working order and make all necessary adjustments and repairs thereto recommended by Licensor if and to the extent necessary for Licensor to perform the Services hereunder. For the avoidance of doubt, the Services performed by Licensor hereunder shall not include any services related to the supply, support or maintenance of the Minicomputer. This SECTION 14.3 and SECTION 14.2 are deemed fundamental to the basic purposes of this Agreement and may not be severed from this Agreement.

SECTION 14.4 Licensee shall at all times cooperate with Licensor in allowing the manufacturer (or authorized third party approved by Licensor) of the Minicomputer, and the commercially purchased computer(s) or commercially purchased operating system(s) or software shell(s) of the Interface Processor, located at the Facilities, to install all New Software Versions and product notices on equipment, as shall be deemed necessary or desirable by the manufacturer or Licensor as recommended by Licensor. Subject to Licensee’s reasonable operating, safety, and security requirements, Licensee shall grant Facility access to Licensor or Licensor’s Designee for inspection, repair, maintenance, or installation of New Software Versions or product notices.

SECTION 14.5 Licensee shall use reasonable efforts to promptly notify Licensor of all details reasonably available to Licensee of which it is aware concerning any malfunction arising out of the alleged or apparent improper manufacture, functioning or operation of the Licensed Software or MODTM 5 Systems or their components.

ARTICLE 15.	TERMINATION RIGHTS

This Agreement may be terminated by either Licensor or Licensee upon the terms and conditions set forth below:

SECTION 15.1 Licensee may terminate this Agreement at any time as follows:

(a)	by written notice to Licensor if Licensor defaults in the performance of any of its material obligations hereunder and such default is not corrected within [****] ([****]) days following the date written notice is received;

(b)	by written notice to Licensor stating it no longer wishes to receive maintenance and support for any of the Licensed Software licensed hereunder; or

(c)	by written notice to Licensor in the event that Licensor (i) files for bankruptcy, (ii) becomes or is declared insolvent, or is the subject of any proceedings (not dismissed within [****] ([****]) days) related to its liquidation, insolvency or the appointment of a receiver or similar officer for Licensor, (iii) makes an assignment for the benefit of all or substantially all of its creditors, (iv) takes any corporate action for its winding-up, dissolution or administration, or (v) enters into an agreement for the extension or readjustment of substantially all of its obligations or if it suffers any foreign equivalent of the foregoing.

SECTION 15.2 Licensor may terminate this Agreement at any time as follows:

(a)	by prior written notice to Licensee if Licensee defaults in the performance of any of its material obligations hereunder (for the avoidance of doubt, the obligations of Article 8 shall be deemed material obligations of this Agreement) and such default is not corrected within [****] ([****]) days following the date written notice is received;

(b)	by written notice to Licensee if Licensee (i) uses MODTM 5 Systems and PRODUCERTM for a purpose other than for the Styron Business at the Facilities, or (ii) modifies them by integrally combining internal MODTM 5 Systems components or PRODUCERTM with systems of others, and (iii) does not cease using them for a purpose other than for the Styron Business at the Facilities or separate the internal MODTM 5 Systems component or PRODUCERTM from systems of others, as applicable, within [****] ([****]) days following the elate written notice is received;

(c)	by written notice to Licensee in the event that Licensee (i) files for bankruptcy, (ii) becomes or is declared insolvent, or is the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver or similar officer for Licensee, (iii) makes an assignment for the benefit of all or substantially all of its creditors, (iv) takes any corporate action for its winding-up, dissolution or administration, or (v) enters into an agreement for the extension or readjustment of substantially all of its obligations or if it suffers any foreign equivalent of the foregoing.

SECTION 15.3 Upon any termination of this Agreement all Licensed Software owned by Licensor and affected by such termination shall be returned physically by Licensee to Licensor or disposed of by Licensee in a manner approved by Licensor, at Licensor’s option.

SECTION 15.4 By electing termination for fault, a Party does not waive any other remedies that may be available to it by operation of law or otherwise.

SECTION 15.5 Without limiting the foregoing, discontinuance of the use of any Licensed Software at any time by the Licensee and resultant license termination pursuant to SECTION 15.1(b) at any time shall not entitle Licensee to any refund of the annual license charge or the quarterly Service Charges paid under Article 5.

SECTION 15.6 Licensor may terminate the provisions of Article 14 (Maintenance and Support Tern’s) at any time as follows:

(a)	by written notice to Licensee if Licensee fails to make payment when due and such payment default is not corrected within [****] ([****]) days following the date written notice is received; or

(b)	upon [****] ([****]) years prior written notice to Licensee if Licensor has made the decision not to support MODTM 5 Systems and PRODUCERTM; provided, that following such notice of termination Licensor shall use commercially reasonable efforts to assist Licensee in locating and transitioning to an alternate service provider for such maintenance and support services.

Upon termination of Article 14 pursuant to this SECTION 15.6, Licensee shall be relieved of its payment obligations under SECTION 5.4 for Service Charges; however, Licensee shall not be entitled to any refund or rebate of its annual license charges due under SECTION 5.1 or SECTION 5.2, or annual license charges for the Extended Term due under SECTION 5.3. All other terms of this Agreement will remain in full force and effect.

SECTION 15.7 Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement will survive any termination or expiration of this Agreement and continue in full force and effect including, but not limited to, the following: SECTION 8.1 and SECTION 8.2 and ARTICLE 13, ARTICLE 28, ARTICLE 29 and 30.

ARTICLE 16.	INSPECTION; AUDIT

SECTION 16.1 Licensee shall penult Licensor and its agents to inspect and audit the MODTM 5 Systems and the Licensed Software at each Facility from time to time during normal business hours in a manner not disruptive to operations, and in no event more than [****] per Contract Year, to ensure that the MODTM 5 Systems and Licensed Software are being used by Licensee in compliance with the terms of this Agreement. Licensee agrees to secure similar inspection and audit rights on behalf of Licensor and its agents with respect to any sublicenses granted hereunder by Licensee.

SECTION 16.2 Licensor shall keep books of account and other records, in reasonable detail and in accordance with generally accepted accounting principles, consistently applied, for any Service Charges payable pursuant to APPENDIX B. Such books of account and other records shall be open for Licensee’s inspection during normal business hours for [****] ([****]) months following the end of the calendar year in which the expense was incurred or the applicable services were rendered to enable Licensee to verify that the Service Charges comply with the terms of this Agreement; provided, however, that any such inspection or audit may be performed only by an independent third party auditing firm of national standing that has been informed of the confidential nature of such information and that is directed by Licensee to treat such information confidentially and not to be entitled to review or disclose any information about Licensor’s costs other than costs for which Licensee directly reimburses Licensor such as reimbursed travel costs.

ARTICLE 17.	NOTICES

SECTION 17.1 All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service or by facsimile (with a copy simultaneously sent by overnight courier service) to the respective Parties hereto at the following addresses (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this SECTION 17.1):

If to Licensor, to:	with a copy to:

Rofan Services Inc. 2020 Dow Center Midland, Michigan 48674 U.S.A. Attn: Vice President	The Dow Chemical Company 2030 Dow Center 7th Floor Midland, Michigan 48674 U.S.A. Attn: Kathleen L. Maxwell Rofan License Coordinator Facsimile No. 989-638-9393

If to Licensee, to:	with a copy to:

c/o Bain Capital Partners, LLC	Kirkland & Ellis LLP
590 Madison Avenue, 42nd Floor	601 Lexington Avenue
New York, New York 10022	New York, New York 10022
Facsimile: (212) 421-2225	Facsimile: (212) 446-4900
Attn: Stephen M. Zide	Attn: Enu Chun, Esq.

SECTION 17.2 General Service Coordinators. Licensor and Licensee shall each nominate a representative to act as the primary contact person for all of the Services. Licensor and Licensee shall advise each other in writing, as provided in SECTION 17.1, of any change in their respective General Service Coordinator. Unless otherwise indicated by a Party, all communication originating from the other Party that relates to the initiation of a General Service Order or the delivery of Services thereunder shall be directed to the Party’s General Service Coordinator. The initial General Service Coordinators are as follows:

Licensor:	For Coordination and Review Brian Mossner M&E JV-M&A Expertise Center 1607 Building Midland, Michigan 48674 Telephone: (989) 636-9617	Licensee:	For Coordination and Review: Jonathan Jones Styron M&E Leader 1761 Route 12 Gales, Ferry Connecticut Telephone: (860) 447-7248

ARTICLE 18.	ACKNOWLEDGEMENT

The Parties acknowledge that the terms and conditions of this Agreement have been the subject of active and complete negotiations, and that this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 19.	FURTHER ACTION

The Parties hereto shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 20.	SEVERABILITY

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

ARTICLE 21.	ALTERATIONS

Except for Licensee’s preparation of the Application Program, no alterations. to Licensed Software source code shall be made without first obtaining in each instance the prior written consent of Licensor which consent shall not be unreasonably withheld, conditioned or delayed. If, after such written consent has been obtained, the alterations interfere with the normal or satisfactory maintenance, operation or insurability of the Licensed Software or any part thereof in such manner as to increase the cost of maintenance or insurance thereof or to create a safety hazard, Licensee will promptly remove the alterations and restore such Licensed Software source code to its normal condition.

ARTICLE 22.	BINDING EFFECT; ASSIGNMENT

This Agreement may not be assigned by Licensee by operation of Law or otherwise without the express written consent of the Licensor (which consent may be granted or withheld in Licensor’s sole discretion), as the case may be, and any attempted assignment without such consent shall be null and void; provided, however, that Licensee shall be permitted to assign its rights hereunder with notice to (but without the consent of) Licensor to (i) any Affiliate that is substantially owned, directly or indirectly, by the same Person as Licensee and that expressly assumes Licensee’s obligations hereunder in writing, or (ii) a purchaser in connection with a sale by Licensee of (A) all or substantially all of the Styron Business or the Facilities at which the Licensed Software is used pursuant to the license granted in ARTICLE 3, or (B) any Facility or Facilities at which the Licensed Software is used pursuant to the license granted in ARTICLE 3, where the Facility or Facilities to be sold represent a complete business unit or a business representing no less than [****]% of Licensee’s assets as of the Effective Date, in which case Licensee may only assign such rights and obligations pursuant to this Agreement as may be related to such Facility or Facilities; provided, further, that in case of any assignment pursuant to the foregoing subsections (ii)(A) or (B), that such purchaser (a) is not a Direct Competitor of TDCC, (b) meets Licensor’s reasonable standards of creditworthiness, and (c) expressly assumes Licensee’s obligations hereunder in writing; and provided, further, that no such assignment shall relieve Licensee of its obligations hereunder. This Agreement may be assigned by Licensor, in whole or in part, to any Person without the consent of Licensee, including in connection with a sale by Licensor of all or substantially all of the Licensed Software or assets necessary to provide the Services, or a portion thereof, in which case the Licensor may assign such rights and obligations pursuant to this Agreement as may be connected with such portion of the Licensed Software or Services. Upon the assignment of this Agreement and the express assumption by the assignee of the assigned obligations of Licensor under this Agreement through the execution of a written assignment and assumption agreement, Licensor shall be fully and unconditionally released from all obligations and liabilities under this Agreement.

ARTICLE 23.	ENTIRE AGREEMENT

This Agreement and the SPA constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Parties hereto with respect to the subject matter hereof.

ARTICLE 24.	AMENDMENTS AND WAIVERS

This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parties hereto that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with this Article 24. Either Party to this Agreement may (x) extend the time for the performance of any of the obligations or other acts of the other Party; (y) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto; or (z) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE 25.	INDEPENDENT CONTRACTOR

Licensor is an independent contractor, with all of the attendant rights and liabilities of an independent contractor, and not an agent or employee of Licensee. Any provision in this Agreement, or any action by Licensee, that may appear to give the Licensee the right to direct or control Licensor in performing under this Agreement means that Licensor shall follow the desires of the Licensee in results only.

ARTICLE 26.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles of conflicts of laws or principles that might refer the governance or construction of this Agreement to the Law of another jurisdiction. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court or United States federal court sitting in the State of Delaware or in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the Parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery or, if such court does not have jurisdiction, any Delaware state court or United States federal court sitting in the State of Delaware or in the Borough of Manhattan of The City of New York, for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto; and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

ARTICLE 27.	WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND

(B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ARTICLE 27.

ARTICLE 28.	HEADINGS AND REFERENCES; CONSTRUCTION

The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article, a Section, an Exhibit, Appendix or Schedule, such reference is to an Article, or a Section of, or an Exhibit, an Appendix or a Schedule to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to any Party or third party are also to its successors and permitted assigns. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. If there is any conflict between the SPA and this Agreement, each of the SPA and this Agreement is to be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, the SPA shall prevail and control.

ARTICLE 29.	COUNTERPARTS

This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf’ form) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

ARTICLE 30.	ARTICLE 30. EXPENSES

Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement, shall be borne by the Party incurring such costs and expenses.

ARTICLE 31.	PUBLIC ANNOUNCEMENTS

Neither Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the Parties to this Agreement shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided, however, that the prior written consent of the other Party shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of the other Party.

ARTICLE 32.	NO THIRD PARTY BENEFICIARIES

This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other party any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

ARTICLE 33.	SPECIFIC PERFORMANCE

The Parties hereto acknowledge and agree that the Parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party hereto could not be adequately compensated by monetary damages alone and that the Parties hereto would not have any adequate remedy at Law. Accordingly, in addition to any other right or remedy to which a Party hereto may be entitled, at Law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on their behalf by their duly authorized representatives.

ROFAN SERVICES INC.		STYRON LLC

By	/s/ Stephen Doktycz	By	/s/ Timothy King
Name	Stephen Doktycz	Name	Timothy King
Title	Authorized Representative	Title	Authorized Representative
Date	June 17, 2010	Date	June 17, 2010

APPENDIX A

LIST OF DEFINED TERMS

A.1 — Definitions used to define MOD 5TM Software

(a) “Application Program” is the set of sequential human readable representations that are specific to process control for the businesses transferred to Licensee pursuant to the SPA at the Facilities, and any adaptations, modifications and developments thereto, including any made by or for Licensee with Licensor’s permission under SECTION 6.1, expressed in DOWTRANTM, where DOWTRANTM is a specific language designed for a process control application engineer to program a process control computer for a manufacturing process.

(b) “Compiled DOWTRANTM” is the set of respective sequential instances of machine readable code, redundantly deployed, which results from the compilation process executed by the MODTM 5 Compiler to convert the Application Program written in DOWTRANTM into said machine readable code.

(c) “DOWTRANTM Support Tools” are utility programs which execute on the Minicomputer to assist the application engineer in writing the Application Program in DOWTRANTM.

(d) “Firmware” is a physical means containing electronically retrievable information pertaining to MODTM 5 Software.

(e) “GPI” is a VAX-based, menu driven system developed by TDCC, created to provide live (current) process data, historical (past) data and support information regarding plant operations and problem areas.

(f) “Interface Processor” is a functional interconnection within a system between the MODTM 5 OVERHEAD STM and other MODTM 5 Software, which contains hardware, dedicated executable software and Firmware.

(g) MODTM 5 Can Software” means MODTM 5 OVERHEADSTM including associated Firmware, DOWTRANTM Support Tools, MODTM 5 Compiler and New Software Versions.

(h) MODTM 5 Compiler” is a computer program which executes on the Minicomputer to produce Compiled DOWTRANTM from the Application Program written in the DOWTRANTM language.

(i) “MODTM 5 Operator Workstation” is a specially configured, commercially available modular computer system specified by Licensor which executes a commercially available operating system, commercially available software, and Licensor supplied application software and protocol use rights to initiate instructions to a MODTM 5 Computer.

(j) “MODTM 5 Operator Workstation Software” comprises Licensor supplied software and protocol use rights for the MODTM 5 Operator Workstation that are designed to interact with the MODTM 5 Software.

(k) MODTM 5 OVERHEADSTM” means the redundantly deployed, executable operating system software and, optionally, protocol use rights, for the MOD 5 Computer and, optionally, the MODTM 5 Remote, that executes the Compiled DOWTRANTM and implements diagnostics, inputs, outputs, alarms and event logging.

(l) “MODTM 5 Remote” means an input/output module for the MODTM 5 Computer capable of being mounted at a different location from MODTM 5 Cans. The MODTM 5 Remote is connected to the MODTM 5 Computer via a network comprised of fiber optic linkages and associated communication interface hardware.

(m) MODTM 5 Remote Software” is the redundantly deployed, executable operating system software and protocol use rights for the MODTM 5 Remote that executes to implement inputs, outputs, associated diagnostics and alarm messages.

(n) MODTM Server” is the Licensor supplied application software, protocol use rights and associated Firmware to implement a specially configured, commercially purchased Interface Processor which executes a commercially purchased operating system, specified by Licensor, and includes Licensor specified resident linking hardware to connect a MODTM 5 Computer to a GPI system.

(o) “New Software Version” means a uniquely identified, revised and improved release of MODTM 5 Software (supplied by Licensor or vendors recommended by Licensor) directed to improve process efficiencies and/or reliability designated by a version number.

(p) “SERIALGRAPHICSTM Software” means Licensor supplied software, associated with Firmware, and protocol use rights to implement SERIALGRAPHICSTM

A.2 — Definitions used to define MODTM 5 Hardware

(a) “Hardware Consumables” include, without limitation, fuses, light bulbs, chart paper and other such utility sundry items which are not considered a part of hardware maintenance that Licensee may require to operate the Facilities in a comprehensive manner and which Licensee shall enter into an authorization agreement with TDCC authorizing Licensee to purchase such Hardware Consumables.

(b) “Minicomputer” is a commercially purchased hardware platform and associated operating system specified by Licensor to be transferred to Licensee pursuant to the SPA, e.g., a member of a family of computers manufactured by the Compaq Computer Corporation comprising VAX (or, optionally, AXP) hardware executing the currently supported version of the VMS (or, optionally, Open VMS) operating system, said computers otherwise referred to as VAX/VMS (or, optionally, AXP/Open VMS) systems.

(c) MODTM 5 Can” is a modular-style enclosure containing redundant input/output boards and other associated electronics which receives input signals and originates output signals relative to Facilities instrumentation.

(d) MODTM 5 Computer” is a Licensor specified high speed control computer.

(e) “SERIALGRAPHICSTM” is a programmable display panel which executes SERIALGRAPHICSTM Software for consistent holistic display of immediate, “real time” information, within the context of a fixed pictorial background, depicting the status of a set of process control signals in the domain of a particular Application Program as its derived Compiled DOWTRANTM executes on its affiliated redundant MODTM 5 Computer system. The SERIALGRAPHICSTM programmable display panel system communicates with its affiliated redundant MODTM 5 Computer system using a network protocol.

APPENDIX B

SERVICE TERMS

Section 1. Scope of Services and Responsibilities

1.1 Licensor agrees to provide, either itself or through a designated provider, and Licensee agrees to acquire from Licensor or said designated provider as may be required by Licensee, the support and maintenance services listed in Column 2 of the “Table of Support and Maintenance Services” which is attached to these Service Terms, for the MODTM 5 Systems and PRODUCERTM, in each case, in the Facilities which operate using MODTM 5 Software. Licensee, in addition, hereby agrees to accept and properly discharge Licensee’s responsibilities which are listed in Column 4 of the attached Table of Support and Maintenance Services. No support for PRODUCERTM will be provided by Licensor after December 31, 2012, unless the Parties agree to extend the term with respect to PRODUCERTM as set forth in SECTION 4.2.

1.2 The Services include:

(i) Training Services shall consist of training in methods which Licensor deems appropriate for supporting the Licensed Software in the Facilities by Licensee. This shall include, but is not limited to, training in: producing the Application Program and Compiled DOWTRANTM; Licensed Software operation; hardware maintenance; use of DOWTRANTM; application of MODTM 5 OVERHEADSTM; and use of DOWTRANTM Support Tools. Such training shall further include education in the use of the Interface Processor, MODTM 5 Compiler, MODTM 5 Computer, and GPI to provide process information and process information management capabilities.

(ii) Procurement, Maintenance and Support Services for Licensed Software and MODTM 5 Hardware include the notification of and assistance for implementation, where necessary, of product notices for Licensed Software and MODTM 5 Hardware, printed circuit board repair services, preventive maintenance based on the specific needs of MODTM 5 Hardware, and remedial maintenance advice for Licensed Software, MODTM 5 Hardware, Firmware and other hardware maintenance that is conducted by Licensor, upon Licensee’s request. Licensor shall render service promptly.

(iii) The provision of any improvements, upgrades or enhancements of the MODTM 5 Systems or PRODUCERTM that may be developed by Licensor that are applicable to Licensee.

(iv) A source for repair or replacement of subassemblies and printed circuit boards will be provided by Licensor for Licensee’s account, i.e., at Licensee’s expense, working with a vendor of such components authorized by Licensor. Licensee will not have the ability to purchase new MODTM 5 Systems and will only have the right to purchase spare parts which shall be supplied to Licensee by or on behalf of Licensor. Acquisition and installation of Hardware Consumables shall be the responsibility of Licensee.

1.3 Licensor and Licensee agree that all requests for services described in SECTIONS 1.2(i) and 1.2(ii) to be performed by Licensor on MODTM 5 Systems or PRODUCERTM in the Facilities shall be submitted through a General Service Order, whereby Licensor shall provide an estimate of the cost (budget) of carrying out the project. These costs shall reflect the full cost to be incurred by Licensor in providing services under the General Service Order, including all salary, fringe benefits, travel, direct overhead, materials, supplies, telecommunications, rent, leases, insurance and depreciation of allocable capital. Licensor shall be authorized to carry out the project upon approval of a General Service Order by the General Service Coordinators for the Parties. Telephone Support Services for Process Critical Systems and Applications as described in the attached Table of Support and Maintenance Services may be performed prior to the approval of a General Service Order; however, a General Service Order shall be completed by Licensee as soon as practical thereafter.

1.4 Licensee and Licensee’s Affiliates shall participate in Licensor’s MODTM 5 Recovery and Redeployment Program (“Program”) attached as APPENDIX D, on the same standing as Licensor’s Affiliates. Licensor’s ability to provide ongoing support depends upon Licensee’s participation in the Program.

Section 2. Service Limitations

Services will not be performed on any computerized process control systems, including but not limited to AspenTech IP.21 interface, other than the MODTM 5 Systems. Services are contingent upon the proper use of the Licensed Software in accordance with Licensed Software training provided under SECTION 1 above, to the extent that Licensee’s failure to use the Licensed Software in accordance with such training substantially impedes Licensor’s ability to provide Services with respect to such Licensed Software. Services do not include any of the following: electrical work external to the Interface Processor or Minicomputer; replacing or providing Hardware Consumables; refinishing Licensed Software; or maintenance of accessories, attachments, machines or other devices not provided by Licensor. Service shall not include practices which in Licensor’s judgment are unsafe or impractical for Licensor to render because of alterations to the Licensed Software or connection of the Facilities by mechanical or electrical means to machine devices furnished by a supplier other than Licensor. Service will not be performed on Licensed Software located in an unsafe or hazardous environment, as determined by Licensor. Service to be provided does not include service necessitated by elements external to the Licensed Software which are not within Licensor’s operation or maintenance instructions or installation site preparation guidelines including, but not limited to, humidity, temperature, power failure, surges, air conditioning, grounding, static charge control, service resulting from accident, neglect, alterations, improper use or misuse of the Licensed Software or by repairs attempted by Licensee’s personnel or service to a version other than the installed version of Licensed Software and MODTM 5 Hardware.

Section 3. Service Charges

3.1 Licensee shall pay Licensor service charges for services provided by Licensor under these Service Terms as provided in the following subsections (i), (ii) and (iii).

(i) General Support Services. Licensee shall pay Licensor a quarterly service charge of US$[****] (with respect to the MODTM 5 Software) and US$[****] (with respect to the PRODUCERTM Software) for the period from the Effective Date through the last day of the calendar quarter in which the Effective Date falls and shall pay Licensor a quarterly service charge for each subsequent calendar quarter during the term of this Agreement, for services described in SECTION 1.2(ii) above, which constitute general support services available by Licensor to Licensee and other licensees. The quarterly service charge for Licensed Software shall reflect the cost and administration of providing those Services and shall be determined in accordance with Licensor’s customary business practices (including with respect to standard rates) to spread the annual support costs of Licensor and/or Licensor’s authorized supplier(s) on a pro rata basis among users of MODTM 5 Software and PRODUCERTM. In consideration of administrative services, a fee equal to [****] ([****]) percent of the quarterly service charge shall be added to the quarterly service charge.

(ii) On-Site Services at Facilities Requested by Licensee. Licensee shall pay Licensor hourly service charges in the amount of [****] ([****]) dollars per hour per service-providing person for the period ending December 31, 2010, plus reasonable travel and living expenses for the service providing person(s) designated by Licensor and approved in advance by Licensee, such approval not to be unreasonably withheld, conditioned or delayed, for the rendering by Licensor of services described in SECTIONS 1.2(i) and 1.2(ii), respectively, at the Facilities. After December 31, 2010, Licensee shall pay Licensor a reasonable hourly service charge according to Licensor’s then-current rate applicable for such services. Such services include training provided by or on behalf of Licensor to Licensee personnel and other on-site services. This hourly service charge is also payable for travel time for such service-providing person(s) and for local holidays, if any, occurring during the period during which the service-providing person(s) are scheduled to provide such services at the Facilities.

(iii) Licensee-Specific Support Services Requested by Licensee. For all other services, as may be provided under SECTION 1.2 above, including training of Licensee’s employees conducted in Licensor-designated facilities away from the Facilities, Licensee shall pay Licensor’s reasonable costs in providing such services, as approved in advance by Licensee, which costs shall include the reasonable travel and living expenses of Licensor’s service-providing person(s) conducting such training when away from their regular place of employment.

3.2 Licensee shall remit payment for the services provided pursuant to SECTION 3.1 as follows:

(i) The quarterly service charges for each calendar quarter, payable pursuant to SECTION 3.1(i) shall be due on the first day of the calendar quarter (January 1st, April 1st, July 1St and October et) and shall be paid within [****] ([****]) days of the due date (unless the subject of a good faith dispute), except that the quarterly service charges shall be prorated for the period from the Effective Date through the last day of the calendar quarter in which the Effective Date falls and shall be due and payable within [****] ([****]) days of the Effective Date of this Agreement.

(ii) Service charges payable pursuant to SECTIONS 3.1(ii) and 3.1(iii) will be invoiced as incurred and shall be payable by Licensee within [****] ([****]) days of the date of invoice (unless the subject of a good faith dispute). Payments past due shall bear interest calculated on a per annum basis from the due date to the date of actual payment at a fluctuating interest rate equal at all times to the prime rate of interest announced publicly from time to time by Citibank, N.A., plus [****] percent ([****]%), but in no case higher than the maximum rate permitted by applicable Law.

(iii) All payments shall be due and payable in U.S. dollars.

TABLE OF SUPPORT AND MAINTENANCE SERVICES

1- CHARGE BASIS*	2- SUPPORT AND MAINTENANCE SERVICES PROVIDED	3- LICENSOR’S RESPONSIBILITIES	4- LICENSEE’S RESPONSIBILITIES

Section 3.1 (i)	System life cycle management and migration strategies	Communicate product life cycle information and migration strategies as deemed appropriate by Licensor.	Licensee must identify a single technical focal point responsible to receive communications. Acquire and implement upgraded products as recommended by Licensor.*

Section 3.1 (i)	Products hardware and software field change notices	Communicate to Licensee’s technical focal point in a timely manner.

Implement changes according to Licensor’s recommendations.**

Licensee’s technical focal point will be responsible to communicate to all Licensee installations, coordinate and implement installations of changes.

Section 3.1 (i)	Incident reports	Communicate incident report summary to Licensee’s technical focal point and provide guidance for appropriate corrective actions as deemed appropriate by Licensor.	Communicate internally and make appropriate decisions to act upon information and recommendations provided by Licensor.

Section 3.1 (iii)	Product training	Schedule and provide training services and quote costs.	Schedule and purchase training services.

Section 1.2 (iv)	Printed circuit board repair services	Provide for repair services.	Isolate and send defective boards to repair center for repairs. (Pay shipping and repair costs.)

Section 3.1 (i)	Telephone support***

For non-Process Critical Systems and Applications Assistance. Coverage period is during the Resolution Center’s (or other designed provider’s) normal working hours, Monday- Friday, 52 weeks per year.

Telephone response within 24 hours of receipt of request for assistance

For Process Critical Systems and Applications Assistance.

Initiate telephone contact to Licensor’s telephone contact person.

1- CHARGE BASIS*	2- SUPPORT AND MAINTENANCE SERVICES PROVIDED	3- LICENSOR’S RESPONSIBILITIES	4- LICENSEE’S RESPONSIBILITIES

Telephone response within 15 minutes (target, but no guarantee) of receipt of request for assistance with a problem involving Process Critical Systems and Applications.

Section 3.1 (ii)	On-site services

Schedule skilled resources to perform agreed upon scope of work.

Licensor will provide a quotation for work and schedule skilled resources to perform the agreed upon scope of work.

NOTE: Project services are NOT included in the fixed price quoted for MODTM 5 Systems and PRODUCERTM support and will be invoiced at additional cost to Licensee.

Supply General Service Order for on-site support services, if such assistance is required. All labor, travel, and lodging expenses will be invoiced to a General Service Order.

Initiate “Project Service Request” with Licensor’s site service coordinator.

Define nature and scope of work to be performed.

Supply Licensee’s site service coordinator a purchase order for project services.

Licensee will be notified and invoiced accordingly IF travel and lodging expenses must be incurred to deliver the requested services.

*	Relevant Section from APPENDIX B (Service Terms).
**	All hardware replacements are for Licensee’s account, i.e., at Licensee’s expense.
***	“Process Critical Systems and Applications” are those that have a direct impact on the ability of the Facilities to run the manufacturing process and/or could have some impact on the ability of the Facilities to run the manufacturing process without safety or environmental incident.

APPENDIX C: SAMPLE GENERAL SERVICE ORDER

GENERAL SERVICE ORDER #	COST CENTER	PROJECT EFFECTIVE DATE

	Project Tracking ID	DURATION OF PROJECT
STATEMENT OF INTENT

The Agreement reflects an Agreement between Styron and Rofan, under which Rofan or its designee may provide Services to Styron. This document specifies global services, service metrics, and improvement plans that have been agreed upon through the Agreement and budget approval processes.

Rofan is committed to provide satisfactory Services and meet the unit costs identified in the budgeting process. Actual costs may vary from projections based on unit consumption.

This document remains valid for the time period specified, or until amended by the Parties.

Is there a Related Capital Project:

PROJECT TITLE

SCOPE OF PROJECT

DELIVERABLES		ESTIMATED TIMING

(continued on next page)

PRIMARY ROFAN (OR AFFILIATE) (DEPARTMENT)

SERVICE REQUESTED	UNIT OF MEASURE	COST PER UNIT Used for Budgeting Only	ESTIMATED COST

ESTIMATED SUB-TOTAL:

Other Rofan (or Affiliate) resources required to complete project?

Will there be extraordinary expenses associated with project (materials, travel, equip, rental, chemicals, consultants, etc.)?

ESTIMATED TOTAL FOR PROJECT

Other Provisions Specific to This Project

Styron Approver:		Rofan (or Affiliate) Approver:

Title:		Title:

Date:		Date:

Telephone Number:		Telephone Number:

Styron COPIES TO:		Rofan (or Affiliate) COPIES TO:

APPENDIX D

MODTM 5 RECOVERY AND REDEPLOYMENT PROGRAM

The MODTM 5 Recovery and Asset Redeployment Program is a program that optimizes the utilization of hardware from decommissioned MODTM 5 Systems. As new spare parts become unavailable, critical components from Licensee’s and/or its Affiliates’ decommissioned MODTM 5 Systems are kept in an inventory at a location designated by Licensor for break/fix items to be used for all remaining running plants that comprise the MODTM 5 System installed base. Both Licensee and its Affiliates benefit from the redeployment and proactive management of the MODTM 5 Hardware. Participation in this program is critical in order to achieve sufficient quantities of spare parts to support Licensee’s plants and is required in order for Licensor to provide ongoing support of Licensee’s and/or its Affiliates’ systems.

SCHEDULE 1

MODTM 5 SOFTWARE LICENSE CHARGES,

EXTENDED TERM LICENSE CHARGES AND SERVICE CHARGES

ANNUAL LICENSE CHARGES

Location	Annual License Charges for (2010)*	Annual License Charges for (2011)	Annual License Charges for (2012)	Annual License Charges for (2013)	Annual License Charges for (2014)	Annual License Charges for (2015)	Annual License Charges for (2016)	Annual License Charges for (2017)	Annual License Charges for (2018)
[****]	[****]	[****]	[****]	[****]	[****]	[****]	[****]	[****]	[****]
[****]
[****]
[****]
[****]
[****]
[****]
[****]
[****]
[****]
[****]
[****]
[****]

39

Amended & Restated MOD 5 Agreement

Location	Equipment	No. Units	Annual Service Charges for (2010)*	Annual Service Charges for (2011)	Annual Service Charges for (2012)	Annual Service Charges for (2013)	Annual Service Charges for (2014)	Annual Service Charges for (2015)	Annual Service Charges for (2016)	Annual Service Charges for Extended Term (2017)	Annual Service Charges for Extended Term (2018)
	MOD5 Systemts CROS Systems GPI Systems	[****]	[****]	[****]	[****]	[****]	[****]	[****]	[****]	[****]	[****]
	MOD 5 Systems CROS Systems GPI Systems	[****]
	MOD 5 Systems CROS Systems GPI Systems	[****]
	MOD 5 Systems CROS Systems GPI	[****]
	MOD 5 Systems CROS Sytems GPI Systems	[****]
	MOD 5 Systems CROS Systems GPI Systems	[****]
	MOD 5 Systems CROS Systems GPI Systems	[****]
	MOD 5 Systems CROS Systems GPI Systems	[****]

MOD 5 Systems CROS Systems GPI Systems	[****]
MOD 5 Systems CROS Systems GPI Systems	[****]
MOD 5 Systems CROS Systems GPI Systems	[****]
MOD 5 Systems CROS Systems GPI Systems	[****]
MOD 5 Systems CROS Systems GPI Systems	[****]

TOTAL COSTS	[****]	[****]	[****]	[****]	[****]	[****]	[****]	[****]	[****]

*	Annual Service Charges shall be prorated from the Effective Date to December 31, 2010.

SCHEDULE 2

PRODUCERTM LICENSE CHARGES AND SERVICE CHARGES

No annual license charges shall be payable for PRODUCERTM

ANNUAL SERVICE CHARGES

Location	Equipment	No. Units	Annual Service Charges for (2010)*	Annual Service Charges for (2011)	Annual Service Charges for (2012)
[****]	PRODUCER PRODUCER PRODUCER PRODUCER PRODUCER PRODUCER PRODUCER PRODUCER PRODUCER PRODUCER PRODUCER PRODUCER PRODUCER PRODUCER PRODUCER PRODUCER PRODUCER	[****]	[****]	[****]	[****]
[****]		[****]
[****]		[****]
[****]		[****]
[****]		[****]
[****]		[****]
[****]		[****]
[****]		[****]
[****]		[****]
[****]		[****]
[****]		[****]
[****]		[****]
[****]		[****]
[****]		[****]
[****]		[****]
[****]		[****]

	TOTAL COSTS	[****]	[****]	[****]	[****]

SCHEDULE 3

MOD TM 5 SYSTEMS COMPONENTS

[****]